CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated April 17, 2009, relating to the financials statements and financial highlights which appear in the February 28, 2009 Annual Reports to Shareholders of the International Core Fund and U.S. Core Fund (each a fund of John Hancock Funds III), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
May 15, 2009